Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AKORN, INC.

(Exact name of registrant as specified in its charter)

Louisiana (State of Incorporation)	72-0717400 (I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300

Lake Forest, Illinois 60045

 (847) 279-6100

(Address of principal executive offices)

AKORN, INC. 2017 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Joseph Bonaccorsi, Esq.

Executive Vice President, General Counsel and Secretary

Akorn, Inc.

1925 W. Field Court, Suite 300

Lake Forest, Illinois 60045

(847) 279-6100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging Growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, No Par Value	8,000,000	$33.36	$266,880,000	$30,932

(1)

A total of 8,000,000 shares of the Company’s common stock, no par value (the “Common Stock”) are reserved for issuance pursuant to the Akorn, Inc. 2017 Omnibus Incentive Compensation Plan (the “Plan”).  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock that become issuable pursuant to the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, and based upon the average ($33.36) of the high ($33.48) and low ($33.23) sales prices of the Company’s Common Stock as reported by the NASDAQ Stock Market LLC on May 1, 2017.

EXPLANATORY NOTE

Akorn, Inc.  (the “Registrant” or “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register 8,000,000 shares of common stock, no par value, of the Registrant (the “Common Stock”) authorized for issuance under the Akorn, Inc. 2017 Omnibus Incentive Compensation Plan (the “Plan”), which was approved by the Company’s shareholders on April 27, 2017.

PART I

INFORMATION REQUIRED IN

THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of this Part I is omitted in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference information into this Registration Statement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Akorn, Inc., 1925 W. Field Court, Suite 300, Lake Forest, Illinois, 60045; Attention: Investor Relations, telephone: (847) 279-6100.  The following documents, which have previously been filed or will be filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference as of their respective dates of filing, except for the portions thereof that are “furnished” rather than filed with the SEC:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;
(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended, since the end of the fiscal year covered by the Company’s latest annual report referred to in paragraph (a) above; and
(c)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (001-32360) filed under Section 12(b) of the Exchange Act, as amended, on January 31, 2007, and as amended on that same date, as well as any subsequent amendment or report filed for the purpose of amending such description.

Item 4. Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 1-850 and 1-859 of the Louisiana Business Corporation Act (the “LBCA”) provide in part that the Company may indemnify each of its current or former directors and officers (each an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of the Company or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Company may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. The Company has the power to obtain and maintain insurance on behalf of any person who is or was acting for us, regardless of whether the Company has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

Article XII of the Company’s articles of incorporation contains the provisions permitted by the LBCA.

Article V of the Company’s by-laws makes mandatory the indemnification of any of the Company’s officers, directors, employees or agents against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of his position as the Company’s director, officer, employee or agent or serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. However, in case of actions by or in the right of the Company, the indemnity shall be limited to expenses (including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the Company’s board of directors, the estimated expense of litigating the action to conclusion) actually and reasonably incurred in connection with the defense or settlement of such action.

No indemnification is permitted under Article V of the Company’s by-laws in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Article V of the Company’s by-laws also provides that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under Article V of the Company’s by-laws, unless ordered by the court, shall be made by the Company only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

●	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

●	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

●	By the shareholders.

Article V of the Company’s by-laws also provides that the expenses incurred in defending such action shall be paid by the Company in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized under Article V. However, the Company’s board of directors may determine, by special resolution, not to have the Company pay in advance the expenses incurred by any person in the defense of any such action.

Article V further provides that indemnification granted thereunder shall not be deemed exclusive of any other rights to which a director, officer, employee or agent is or may become entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representatives.

Article V also permits the Company to procure insurance on behalf of any person who is or was the Company’s director, officer, employee or agent, or is or was serving at the Company’s request as a director, officer, employee or agent of another business, foreign or non-profit corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the LBCA. The Company maintains a directors’ and officers’ liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 4, 2017.

AKORN, INC.

By:	/s/ Rajat Rai
Rajat Rai

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Rajat Rai and Duane Portwood, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this registration statement (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act), and to file such amendments and any related documents with the SEC, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rajat Rai	Chief Executive Officer	May 4, 2017
Rajat Rai	(Principal Executive Officer)

/s/ Duane A. Portwood	Executive Vice President and Chief Financial Officer	May 4, 2017
Duane A. Portwood	(Principal Financial Officer)

/s/ Randall E. Pollard	Corporate Controller and Chief Accounting Officer	May 4, 2017
Randall E. Pollard	(Principal Accounting Officer)

/s/ John N. Kapoor, PH.D.	Director, Chairman of the Board	May 4, 2017
John N. Kapoor, Ph.D

/s/ Kenneth S. Abramowitz	Director	May 4, 2017
Kenneth S. Abramowitz

/s/ Adrienne L. Graves	Director	May 4, 2017
Adrienne L. Graves

/s/ Ronald M. Johnson	Director	May 4, 2017
Ronald M. Johnson

/s/ Steven J. Meyer	Director	May 4, 2017
Steven J. Meyer

/s/ Terry Allison Rappuhn	Director	May 4, 2017
Terry Allison Rappuhn

/s/ Brian Tambi	Director	May 4, 2017
Brian Tambi

/s/ Alan Weinstein	Director	May 4, 2017
Alan Weinstein

EXHIBITS

Exhibit
Number	Description
4.1	Akorn, Inc. 2017 Omnibus Incentive Compensation Plan, incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2017.

5.1*	Opinion of Jones Walker LLP

23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Opinion of Jones Walker LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included in signature page to this Registration Statement).

*Filed herewith